CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information dated April 30, 2018, and to the incorporation by reference in Post-Effective Amendment No. 186 to the Registration Statement of Lincoln Variable Insurance Products Trust (the “Trust”) (Form N-1A, File No. 033-70742) of our reports dated February 22, 2018, on the financial statements and financial highlights included in the Trust’s 2017 Annual Reports to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 26, 2018